Item 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA



REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Shareholders and Board of Directors of WICOR, Inc.:

We have audited the accompanying consolidated balance sheets and statements of capitalization of WICOR, Inc. (a Wisconsin corporation) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of earnings, common equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of WICOR, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WICOR, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.



Arthur Andersen LLP
------------------------
Milwaukee, Wisconsin,
January 24, 2000.

                                 WICOR, INC.
                    CONSOLIDATED STATEMENT OF EARNINGS
                          YEARS ENDED DECEMBER 31,
                  IN THOUSANDS, EXCEPT PER SHARE AMOUNTS

                                                  1999        1998        1997
                                               ----------  ----------  ----------
Operating Revenues
Energy                                         $ 499,093   $ 481,489   $ 596,262
Manufacturing                                    511,020     462,694     424,779
                                               ----------  ----------  ----------
                                               1,010,113     944,183   1,021,041
                                               ----------  ----------  ----------
Operating Costs and Expenses
Cost of gas sold                                 297,222     295,601     394,101
Manufacturing cost of sales                      357,704     329,248     307,160
Operations and maintenance                       204,290     190,674     182,976
Depreciation and amortization                     37,091      35,038      33,173
Taxes, other than income taxes                     7,852       9,039       9,602
                                               ----------  ----------  ----------
                                                 904,159     859,600     927,012
                                               ----------  ----------  ----------
Operating Income                                 105,954      84,583      94,029
                                               ----------  ----------  ----------
Interest expense                                 (16,555)    (16,746)    (17,404)
Other income, net                                  1,711       3,706       1,222
Merger costs                                      (3,300)          -           -
                                               ----------  ----------  ----------
Income before income taxes                        87,810      71,543      77,847
Income tax provision                              33,977      26,048      28,324
                                               ----------  ----------  ----------
Net earnings                                   $  53,833   $  45,495   $  49,523
                                               ==========  ==========  ==========

Per Share of Common Stock
Basic earnings                                 $    1.43   $    1.22   $    1.34
Diluted earnings                               $    1.42   $    1.21   $    1.33
Cash dividends paid                            $    0.89   $    0.87   $    0.85
Average common shares outstanding                 37,523      37,311      36,950
Average diluted shares outstanding                37,973      37,608      37,239


The accompanying notes are an integral part of these statements.

                                WICOR, INC.
                        CONSOLIDATED BALANCE SHEETS

                                                             DECEMBER 31,
                                                       --------------------------
THOUSANDS OF DOLLARS                                       1999          1998
                                                       ------------  ------------
ASSETS
Current Assets
Cash and cash equivalents                              $    12,859   $    13,383
Accounts receivable, less allowance for doubtful
  accounts of $13,166 and $12,511, respectively            152,127       137,321
Accrued revenues                                            50,462        47,483
Manufacturing inventories                                   89,963        86,312
Gas in storage                                              42,754        36,919
Deferred income taxes                                       19,902        17,195
Prepayments and other                                       18,514        15,542
                                                       ------------  ------------
                                                           386,581       354,155
                                                       ------------  ------------
Property, Plant and Equipment, at cost
Energy                                                     865,822       829,286
Manufacturing                                              162,887       153,381
                                                       ------------  ------------
                                                         1,028,709       982,667
Less accumulated depreciation and amortization             565,641       535,002
                                                       ------------  ------------
                                                           463,068       447,665
                                                       ------------  ------------
Deferred Charges and Other
Goodwill                                                    93,928        67,552
Regulatory assets                                           51,686        59,319
Prepaid pension costs                                       58,833        50,011
Other                                                       35,827        36,494
                                                       ------------  ------------
                                                           240,274       213,376
                                                       ------------  ------------
                                                       $ 1,089,923   $ 1,015,196
                                                       ============  ============

                                   WICOR, INC.
                           CONSOLIDATED BALANCE SHEETS
                                   (Continued)

                                                             DECEMBER 31,
                                                       --------------------------
THOUSANDS OF DOLLARS                                       1999          1998
                                                       ------------  ------------
LIABILITIES AND CAPITALIZATION
Current Liabilities
Short-term borrowings                                  $   116,602   $   107,653
Current portion of long-term debt                           11,017         3,528
Accounts payable                                            78,258        70,000
Refundable gas costs                                        24,043        18,570
Accrued payroll and benefits                                25,799        20,490
Accrued taxes                                                5,786         7,885
Other                                                       25,288        16,526
                                                       ------------  ------------
                                                           286,793       244,652
                                                       ------------  ------------

Deferred Credits and Other Liabilities
Postretirement benefit obligation                           53,864        60,627
Regulatory liabilities                                      27,742        32,153
Deferred income taxes                                       55,650        49,065
Accrued environmental remediation costs                      3,372        11,215
Unamortized investment tax credit                            5,909         6,357
Other                                                       17,483        19,217
                                                       ------------  ------------
                                                           164,020       178,634
                                                       ------------  ------------

Commitments and Contingencies (Note 8)

Capitalization (See accompanying statement)
Long-term debt                                             205,444       188,470
Redeemable preferred stock                                       -             -
Common equity                                              433,666       403,440
                                                       ------------  ------------
                                                           639,110       591,910
                                                       ------------  ------------
                                                       $ 1,089,923   $ 1,015,196
                                                       ============  ============

The accompanying notes are an integral part of these statements.


                                     WICOR, INC.
                         CONSOLIDATED STATEMENTS OF CASH FLOWS
                               YEARS ENDED DECEMBER 31,

THOUSANDS OF DOLLARS                                    1999        1998        1997
                                                     ----------  ----------  ----------
Operations
Net earnings                                         $  53,833   $  45,495   $  49,523
Adjustments to reconcile net earnings to net
 cash flow from operating activities:
  Depreciation and amortization                         57,682      54,531      53,740
  Deferred income taxes                                  3,878       9,425       4,530
  Net pension and other postretirement
    benefit income                                     (10,713)     (6,955)     (1,725)
     Changes in:
      Accounts receivable                              (12,320)     14,292       2,046
      Manufacturing inventories                          8,317      (2,881)     (7,463)
      Gas in storage                                    (5,835)      4,968      (8,424)
      Accounts payable                                   4,436      (5,033)    (25,975)
      Refundable gas costs                               5,473      (6,206)     (6,769)
      Accrued taxes                                     (2,099)     (1,039)      8,561
      Other                                             (7,854)     (9,597)    (18,720)
                                                     ----------  ----------  ----------
   Cash provided by operating activities                94,798      97,000      49,324
                                                     ----------  ----------  ----------
Investment Activities
Capital expenditures                                   (54,729)    (49,279)    (51,572)
Proceeds from sale of assets                                40       1,762       3,362
Acquisitions                                           (40,995)     (7,288)     (2,065)
Other, net                                                 146         301         293
                                                     ----------  ----------  ----------
   Cash used in investing activities                   (95,538)    (54,504)    (49,982)
                                                     ----------  ----------  ----------
Financing Activities
Change in short-term borrowings                           (974)    (14,284)      6,115
Issuance of long-term debt                              27,600      52,828      27,000
Reduction of long-term debt                             (3,097)    (50,368)    (11,157)
Issuance of common stock                                 9,277       2,878       2,684
Dividends paid on common stock                         (33,394)    (32,461)    (31,397)
Other                                                      804         484         439
                                                     ----------  ----------  ----------
   Cash provided by (used in) financing activities         216     (40,923)     (6,316)
                                                     ----------  ----------  ----------
Change in Cash and Cash Equivalents                       (524)      1,573      (6,974)
Cash and cash equivalents at beginning of year          13,383      11,810      18,784
                                                     ----------  ----------  ----------
Cash and Cash Equivalents at End of Year             $  12,859   $  13,383   $  11,810
                                                     ==========  ==========  ==========

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for:
  Income taxes, net of refunds                       $  33,924   $  17,847   $  17,315
  Interest                                           $  13,849   $  16,590   $  16,352

The accompanying notes are an integral part of these statements.

                                WICOR, INC.
                CONSOLIDATED STATEMENTS OF CAPITALIZATION
[CAPTION]

THOUSANDS OF DOLLARS,                                            DECEMBER 31,
                                                           ----------------------
                                                              1999        1998
                                                           ----------  ----------
Long-Term Debt
Wisconsin Gas:
  6.375% Notes due 2005                                    $  65,000   $  65,000
  5.5% Notes due 2009                                         50,000           -
  6.6% Notes due 2013                                         45,000      45,000
  Commercial paper (See Note 6 of Notes to the
    Consolidated Financial Statements)                             -      50,000
  First mortgage bonds
    Adjustable rate series 8.1% due 1999                           -       2,000
WICOR Industries, Inc.:
  Commercial paper/foreign bank loans
    under multi-year credit agreements                        53,175      43,677
  Securities loan agreement, 11.75% due
    semi-annually through 2000 (includes
    unamortized bond premium of $286
    and $550, respectively)                                    6,486       6,750
  First mortgage notes, adjustable rate, 4.3% due
    semi-annually through 2009                                 5,255       3,256
  Other                                                        2,469       1,346
ESOP loan guarantee                                            2,007       2,807
Unamortized (discount), net                                   (1,756)     (1,161)
                                                           ----------  ----------
                                                             227,636     218,675
Less:
  Commercial paper included in short-term borrowings          11,175      26,677
  Current maturities of long-term debt                        11,017       3,528
                                                           ----------  ----------
Long-term debt                                               205,444     188,470
                                                           ----------  ----------
Redeemable Preferred Stock
WICOR:
  $1.00 par value; authorized 1,500,000 shares                     -           -
Wisconsin Gas:
  Without par value, cumulative;
    authorized 1,500,000 shares                                    -           -
                                                           ----------  ----------
                                                                   -           -
                                                           ----------  ----------
Common Equity
Common stock, $1.00 par value, authorized
  120,000,000 shares; outstanding 37,819,000
  and 37,359,000 shares, respectively                         37,819      37,359
Other paid-in capital                                        225,638     216,821
Retained earnings                                            181,376     160,937
Accumulated other comprehensive income                        (8,220)     (7,905)
Unearned compensation                                         (2,947)     (3,772)
                                                           ----------  ----------
                                                             433,666     403,440
                                                           ----------  ----------
Total Capitalization                                       $ 639,110   $ 591,910
                                                           ==========  ==========

The accompanying notes are an integral part of these statements.

                                   WICOR, INC.
                    CONSOLIDATED STATEMENTS OF COMMON EQUITY
[CAPTION]

                                                                 Accumulated
                                             Other                  Other
                                  Common    Paid-in   Retained  Comprehensive   Unearned
THOUSANDS OF DOLLARS               Stock    Capital   Earnings      Income    Compensation
                                 --------- --------- ---------- ------------- ------------
Balance December 31, 1996        $ 18,407  $224,041  $ 129,777  $       (604) $    (5,122)
Net earnings                            -         -     49,523             -            -
Other comprehensive income:
 Foreign currency translation           -         -          -        (4,375)           -
 Minimum pension liability              -         -          -          (398)           -
                                 --------- --------- ---------- ------------- ------------
Comprehensive income                    -         -     49,523        (4,773)           -
                                 --------- --------- ---------- ------------- ------------
Issued in connection with em-
 ployee benefit plans and other       194     8,661          -             -            -
Dividends on common stock               -         -    (31,397)            -            -
ESOP loan payments                      -         -          -             -          800
Issuance of restricted stock            -         -          -             -         (145)
Amortization and forfeiture
 of restricted stock                    -         -          -             -          258
                                 --------- --------- ---------- ------------- ------------
Balance December 31, 1997          18,601   232,702    147,903        (5,377)      (4,209)
                                 --------- --------- ---------- ------------- ------------
Net earnings                            -         -     45,495             -            -
Other comprehensive income:
 Foreign currency translation           -         -          -        (1,405)           -
 Minimum pension liability              -         -          -        (1,123)           -
                                 --------- --------- ---------- ------------- ------------
Comprehensive income                    -         -     45,495        (2,528)           -
                                 --------- --------- ---------- ------------- ------------
Issued in connection with em-
 ployee benefit plans and other        96     2,781          -             -            -
Two-for-one common stock split     18,662   (18,662)         -             -            -
Dividends on common stock               -         -    (32,461)            -            -
ESOP loan payments                      -         -          -             -          800
Issuance of restricted stock            -         -          -             -         (884)
Amortization and forfeiture
 of restricted stock                    -         -          -             -          521
                                 --------- --------- ---------- ------------- ------------
Balance December 31, 1998          37,359   216,821    160,937        (7,905)      (3,772)
                                 --------- --------- ---------- ------------- ------------

                                   WICOR, INC.
                    CONSOLIDATED STATEMENTS OF COMMON EQUITY
                                   (Continued)
[CAPTION]

                                                                 Accumulated
                                             Other                  Other
                                  Common    Paid-in   Retained  Comprehensive   Unearned
THOUSANDS OF DOLLARS               Stock    Capital   Earnings      Income    Compensation
                                 --------- --------- ---------- ------------- ------------
Balance December 31, 1998          37,359   216,821    160,937        (7,905)      (3,772)
                                 --------- --------- ---------- ------------- ------------
Net earnings                            -         -     53,833             -            -
Other comprehensive income:
 Foreign currency translation           -         -          -        (1,398)           -
 Minimum pension liability              -         -          -         1,083            -
                                 --------- --------- ---------- ------------- ------------
Comprehensive income                    -         -     53,833          (315)           -
                                 --------- --------- ---------- ------------- ------------
Issued in connection with em-
 ployee benefit plans and other       460     8,817          -             -            -
Dividends on common stock               -         -    (33,394)            -            -
ESOP loan payments                      -         -          -             -          800
Issuance of restricted stock            -         -          -             -       (1,056)
Amortization and forfeiture
 of restricted stock                    -         -          -             -        1,081
                                 --------- --------- ---------- ------------- ------------
Balance December 31, 1999        $ 37,819  $225,638  $ 181,376  $     (8,220) $    (2,947)
                                 ========= ========= ========== ============= ============

The accompanying notes are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1    Accounting Policies
-----------------------------
A Principles of Consolidation. The consolidated financial statements include the accounts of WICOR, Inc., and its wholly-owned subsidiaries:
Wisconsin Gas, WICOR Energy Services Company (WES), FieldTech and WICOR Industries, Inc. (WICOR Industries), an intermediate holding company for various manufacturing subsidiaries. Intercompany transactions and accounts are eliminated in consolidation.

B Business. The Company is a diversified holding company with two principal business groups: energy services and pump manufacturing. Energy services consists primarily of natural gas distribution through Wisconsin Gas, the oldest and largest natural gas distribution utility in Wisconsin. Wisconsin Gas is subject to regulation by the Public Service Commission of Wisconsin (PSCW) and gives recognition to ratemaking policies substantially in accordance with the FERC System of Accounts. At
December 31, 1999, Wisconsin Gas served approximately 538,000 customers in 529 communities. The Energy Group accounted for 49% and 51% of the Company's 1999 operating revenues and operating income, respectively.
Through its subsidiary, WICOR Industries, the Company engages in the manufacture and sale of pumps and processing equipment used to pump, control, transfer, hold and filter water and other fluids. The Company's products are used primarily in water system, pool and spa, agriculture, filtration, RV/marine and beverage/food service applications. The
Company markets its manufactured products in over 100 countries.

C Gas Distribution Revenues and Purchased Gas Costs. Utility billings are rendered on a cycle basis. Revenues include estimated amounts accrued for service provided but not yet billed.

  Wisconsin Gas's rate schedules contain provisions which permit, subject to the sharing mechanism discussed below, the recovery of actual purchased gas costs incurred. The difference between actual gas costs incurred (adjusted for the sharing mechanism) and costs recovered through rates is deferred as a current asset or liability. The deferred balance is returned to or recovered from customers at intervals throughout the year and any residual balance at the annual October 31 reconciliation date is subsequently refunded to or recovered from customers.

  A Gas Cost Incentive Mechanism (GCIM) approved by the PSCW in October 1997 became effective on November 1, 1997, for each of the three years ending October 31, 1998, 1999 and 2000. Under the GCIM, Wisconsin Gas's gas commodity and capacity costs are compared to monthly benchmarks. If, at the end of each GCIM year, such costs deviate by more than 1.5% from the benchmark cost of gas, the utility shares such excess or reduced costs on a 50-50 basis with customers. The sharing mechanism applies only to costs between 1.5% and 4% above or below the benchmark. The GCIM provides an opportunity for Wisconsin Gas's earnings to increase or decrease as a result of gas and capacity acquisition activities. Reduced gas costs under the GCIM have been shared between the Company and its customers.

D Income taxes. The Company files a consolidated Federal income tax return and allocates Federal current tax expense or credits to each domestic subsidiary based on its respective separate tax computation. For
Wisconsin Gas, investment tax credits are amortized to income over the applicable service lives of the related properties consistent with regulatory treatment.

E Earnings per common share. Basic earnings per common share has been computed by dividing net earnings by the weighted average number of common shares outstanding. Diluted earnings per share has been computed by dividing net earnings by the weighted average number of common shares outstanding, including the dilutive effects of stock options.

F  Inventories.

ENERGY - Substantially all gas in storage inventory is priced using the weighted average method of accounting.

MANUFACTURING - Approximately 70% and 61% of manufacturing inventories, in 1999 and 1998, respectively, are priced using the last-in, first-out
(LIFO) method (not in excess of market), with the remaining inventories priced using the first-in, first-out (FIFO) method. If the FIFO method had been used exclusively, manufacturing inventories would have been $7.3 million and $7.7 million higher at December 31, 1999 and 1998, respectively.

G  Plant and Depreciation.   Gas distribution property, plant and equipment
is stated at original cost, including overhead allocations. Upon ordinary retirement of utility plant assets, original cost plus cost of removal, net of salvage, is charged to accumulated depreciation, and no gain or loss is recognized.

  The depreciation of Wisconsin Gas's assets is computed using straight-line rates over estimated useful lives and considers estimated removal costs and salvage value. These rates have been consistently used for ratemaking purposes. The composite rates were 4.4% for 1999 and 1998 and 4.3% for 1997.

  Depreciation of manufacturing property is calculated under the straight-line method over the estimated useful lives of the assets (3 to 10 years for equipment and 30 years for buildings) and is primarily included in cost of sales.

H Regulatory Accounting. Wisconsin Gas accounts for its regulated operations in accordance with SFAS 71, "Accounting for the Effects of Certain Types of Regulation." This statement sets forth the application of generally accepted accounting principles to those companies whose rates are determined by an independent third-party regulator. The economic effects of regulation can result in regulated companies recording costs that have been or are expected to be allowed in the ratemaking process in a period different from the period in which the costs would be charged to expense by an unregulated enterprise. When this occurs, costs are deferred as assets in the balance sheet (regulatory assets) and recorded as expenses in the periods when those same amounts are reflected in rates. Additionally, regulators can impose liabilities upon a regulated company for amounts previously collected from customers and for amounts that are expected to be refunded to customers (regulatory liabilities).


  The amounts recorded as regulatory assets and regulatory liabilities in the Consolidated Balance Sheet at December 31 are as follows:

THOUSANDS OF DOLLARS
                                                      1999        1998
                                                   ----------  ----------
Regulatory assets:
Postretirement benefit costs (Note 10)             $  33,941   $  36,720
Deferred uncollectible expenses                       15,364      19,960
Income tax-related amounts due from customers          1,941       2,295
Other                                                    440         344
                                                   ----------  ----------
                                                   $  51,686   $  59,319
                                                   ==========  ==========
Regulatory liabilities:
Income tax-related amounts due to customers        $  16,293   $  18,058
Unrecognized pension income (Note 10)                  8,078      10,929
Other                                                  3,371       3,166
                                                   ----------  ----------
                                                   $  27,742   $  32,153
                                                   ==========  ==========

  Wisconsin Gas is precluded from discontinuing service to residential customers within its service area during the heating season. Any differences between doubtful account provisions based on actual experience and provisions allowed for ratemaking purposes by the PSCW are deferred and recovered in future rates.

I Cash Flows. Cash equivalents consist of highly liquid investments which are readily convertible into cash and have maturities of three months or less. Due to the short maturity of these instruments, market value approximates cost.

  The Company, through an agent, purchases common stock in the open market for shareholders who elected to reinvest their dividends in common stock.

J Derivative Financial Instruments. The Company uses derivative financial instruments to manage commodity risks associated with the price of natural gas and to manage foreign exchange risks. The Company's policy prohibits the use of derivative financial instruments for trading purposes.

  Wisconsin Gas has a commodity risk management program that has been approved by the PSCW. This program allows Wisconsin Gas to utilize call and put option contracts to reduce market risk associated with fluctuations in the price of natural gas purchases and gas in storage. Under this program, Wisconsin Gas has the ability to hedge up to 50% of its planned gas deliveries for the heating season. The PSCW has also allowed Wisconsin Gas to hedge gas purchased for storage during non-heating months. The cost of the call and put option contracts, as well as gains or losses realized under the contracts do not affect net income as they are fully recovered under the purchased gas adjustment clause. In addition, under the GCIM, Wisconsin Gas uses derivative financial instruments to reduce the cost of gas. The cost of these financial instruments, as well as any gains or losses on the contracts are subject to the GCIM sharing mechanism. As of December 31, 1999, Wisconsin Gas had put options covering approximately 34% of the volumes of gas in storage, and call options covering 27% of the expected natural gas purchases for the remainder of the 1999-2000 heating season.

  WES utilizes gas futures contracts to manage commodity price risk associated with firm customer sales commitments. Unrealized gains or losses on these instruments are deferred and recognized in earnings in the period the sales occurs. As of December 31, 1999, WES had natural gas futures contracts with a notional value of $8.6 million. Approximately 64% of the futures contracts expire in 2000.

  Certain manufacturing subsidiaries use foreign exchange futures and forward contracts to hedge foreign exchange exposure resulting from international purchases or sales of products. Gains and losses from open contracts are deferred until recognized as part of the transaction.
These contracts were not material.

  During 1998 and 1997, WICOR entered into weather derivative agreements to hedge a portion of the impact weather has on Energy Group earnings.
Under the agreements, payments were made or received when the heating degree days during the heating season fell outside a specific range. The payments were limited to a maximum of $2.0 million per year. At December 31, 1998, the fair value of the agreement entered into for the 1998-1999 heating season was not significant. During 1999 and 1998, the Company recorded income of $0.4 million and $1.2 million, respectively, in connection with the agreements entered into for the 1998-1999 and 1997-1998 heating seasons. WICOR did not enter into a weather derivative agreement for the 1999-2000 heating season.

K Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

L Reclassifications. Certain prior year financial statement amounts have been reclassified to conform to their current year presentation.


Note 2   Proposed Merger with Wisconsin Energy Corporation
----------------------------------------------------------
  WICOR and Wisconsin Energy Corporation (WEC)entered into an Agreement and Plan of Merger, dated as of June 27, 1999, as amended (the Merger
Agreement), providing for a strategic business combination of WICOR and WEC through a merger of WICOR and a wholly-owned subsidiary of WEC (the Merger).

  Subject to the terms of the Merger Agreement, at the time of the Merger, each outstanding share of WICOR common stock, par value $1.00 per share (WICOR common stock) (together with the associated common stock purchase rights issued pursuant to WICOR's Rights Agreement) will be converted into the right to receive cash, common stock, par value $.01 per share, of WEC (WEC common stock), or a combination of cash and shares of WEC common stock (the Merger consideration) having a value of $31.50 per share of WICOR common stock. In the event the closing of the Merger occurs after July 1, 2000, the $31.50 value per share will be increased by an amount equivalent to six percent per annum daily simple interest for each day after July 1, 2000 through the closing date. Prior to the closing date, WEC will select the percentage of the Merger consideration to be paid in WEC common stock, which may be not less than 40% or more than 60%. The balance of the Merger consideration will be paid in cash. The exchange ratio for each share of WICOR common stock converted into WEC common stock will be determined by dividing $31.50 (as adjusted if the closing occurs after July 1, 2000) by the average of the closing prices of the WEC common stock on the New York Stock Exchange for the 10 trading days ending with the fifth trading day prior to the closing date (the average WEC price). If the average WEC price is less than $22.00 per share, WEC may elect to pay the entire Merger consideration in cash. As of January 24, 2000, the closing price of WEC common stock was $20.3125. Each WICOR shareholder will be entitled to elect to receive cash, WEC common stock or a combination thereof, subject to proration if the cash or stock elections exceed the maximum amounts permitted. Cash will be paid in lieu of any fractional shares of WEC common stock which holders of WICOR common stock would otherwise receive.

  Consummation of the Merger is subject to satisfaction of certain closing conditions set forth in the Merger Agreement, including approval by the shareholders of WICOR and WEC, approval by the Public Service Commission of Wisconsin (PSCW), approval by the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, as amended, and expiration or termination of the waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Merger Agreement was approved by the shareholders of both WICOR and WEC on October 27, 1999. The PSCW approved WEC's application to acquire WICOR on January 20, 2000The federal regulatory approval process is expected to be completed in the second quarter of 2000.

  The Merger is intended to qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended, to the extent that shares of WICOR common stock are exchanged for shares of WEC common stock, and will be accounted for as a purchase transaction. The Merger Agreement provides that if the Merger Agreement is terminated under certain circumstances and WICOR enters into a competing transaction with another party within 21 months after the termination, WICOR will pay a termination fee of $25 million to WEC. The Merger Agreement may be terminated if the Merger has not occurred on or before July 1, 2000. However, the deadline is automatically extended to January 1, 2001, if required governmental approvals have not been obtained.

  The accompanying financial statements do not reflect any adjustments which may occur in the future as a result of the proposed Merger with Wisconsin Energy.

Note 3    Mergers and Acquisitions
----------------------------------
  During 1999, WICOR and its subsidiaries completed six acquisitions. The aggregate purchase price for these transactions was approximately $50 million and was financed using cash and short-term notes. Five of the acquisitions were pump, fluid processing and filtration equipment companies. The sixth acquisition was a small municipal water utility.

  During 1998, WICOR and its subsidiaries acquired a small municipal water utility, made an additional equity investment in an Italian subsidiary and entered into a joint venture arrangement with an existing Chinese pump manufacturer. Total funds invested as a result of these activities amounted to $7.3 million during 1998.

  Each of the acquisitions was accounted for as a purchase and the results of operations of the acquired companies were included in the consolidated financial statements from their respective acquisition dates. The excess of the purchase price over the estimated fair value of net assets acquired was approximately $29 million and $3 million in 1999 and 1998, respectively. These amounts have been recorded as goodwill and are being amortized over periods ranging up to 40 years.


Note 4    Income Taxes
----------------------
  The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income as a result of the following differences:

                                                YEARS ENDED DECEMBER 31,
                                 ----------------------------------------------------
THOUSANDS OF DOLLARS                    1999            1998              1997
                                 ----------------  ----------------  ----------------
Statutory U.S. tax rates         $ 30,734   35.0%  $ 25,064   35.0%  $ 27,327   35.0%
Non-deductible merger costs         1,155    1.3          -      -          -      -
State income taxes, net             3,799    4.3      3,151    4.4      3,383    4.3
Other, net                         (1,711)  (1.9)    (2,167)  (3.0)    (2,386)  (3.0)
                                 ----------------  ----------------  ----------------
Effective Tax Rates              $ 33,977   38.7%  $ 26,048   36.4%  $ 28,324   36.3%
                                 ================  ================  ================

The current and deferred components of income tax expense for each of the years ended December 31 are as follows:

THOUSANDS OF DOLLARS                      1999        1998        1997
                                       ----------  ----------  ----------
Current
Federal                                $  24,107   $  15,960   $  19,229
State                                      5,043       3,640       4,146
Foreign                                    2,650       1,432         808
                                       ----------  ----------  ----------
    Total Current                         31,800      21,032      24,183
                                       ----------  ----------  ----------
Deferred
Federal                                      274       3,698       1,836
State                                        770       1,262         926
Foreign                                    1,133          56       1,379
                                       ----------  ----------  ----------
    Total Deferred                         2,177       5,016       4,141
                                       ----------  ----------  ----------
Total Provision                        $  33,977   $  26,048   $  28,324
                                       ==========  ==========  ==========

  The components of deferred income tax classified as current assets and long-term liabilities at December 31 are as follows:

THOUSANDS OF DOLLARS                                  1999        1998
                                                   ----------  ----------
Current deferred income tax assets
Recoverable gas costs                              $   5,987   $   7,176
Deferred compensation                                  3,774       3,246
Inventory                                              2,115       2,398
Uncollectible account expense                          2,077      (2,488)
Product related/warranty                               1,464       1,123
Other                                                  4,485       5,740
                                                   ----------  ----------
                                                   $  19,902   $  17,195
                                                   ==========  ==========
Long-term deferred income tax liabilities
Property related                                   $  49,621   $  49,427
Pension benefits                                      19,378      14,798
Systems development costs                              3,452       5,178
Investment tax credit                                 (3,909)     (4,205)
Postretirement benefits                               (6,467)     (8,064)
Deferred compensation                                 (4,020)     (4,019)
Environmental                                         (1,313)     (3,180)
Other                                                 (1,092)       (870)
                                                   ----------  ----------
                                                   $  55,650   $  49,065
                                                   ==========  ==========


Note 5    Short-term Borrowings and Lines of Credit
---------------------------------------------------
  As of December 31, 1999 and 1998, the Company had total unsecured lines of credit available from banks of $244.0 million and $266.6 million, respectively. These borrowing arrangements may require the maintenance of average compensating balances, which are generally satisfied by balances maintained for normal business operations, and may be withdrawn at any time.

  Financial covenants under the Company's five-year $115 million credit facilities, which expire in August, 2002, include leverage and interest coverage ratios.

  The components of short-term borrowings at December 31 are as follows:

THOUSANDS OF DOLLARS                         1999        1998
                                          ----------  ----------
Notes payable to banks
  Domestic subsidiaries                   $  10,280   $       -
  Foreign subsidiaries                        5,388      15,976
Commercial paper - Domestic                 100,934      91,677
                                          ----------  ----------
                                          $ 116,602   $ 107,653
                                          ==========  ==========


  Weighted average interest rates on debt outstanding at end of year:

THOUSANDS OF DOLLARS                         1999        1998
                                          ----------  ----------
Notes payable to banks
  Domestic subsidiaries                         6.0%          -
  Foreign subsidiaries                          4.9%        4.6%
Commercial paper - U.S.                         6.2%        5.7%
Highest month-end balance                 $ 116,602   $ 107,653
Average month-end balance                 $  60,336   $  63,480


Note 6    Long-term Debt
------------------------
  In January 1999, Wisconsin Gas issued $50 million of 5.5% Unsecured Notes due 2009. The proceeds of this offering were used in part to reduce commercial paper issued in November 1998, in connection with the maturity of $40 million of 7.5% Notes of Wisconsin Gas.

  Maturities and sinking fund requirements during the succeeding five years on all long-term debt total $11.0 million, $0.6 million, $42.6 million, $0.6 million and $0.6 million in 2000, 2001, 2002, 2003 and 2004, respectively.


Note 7    Restrictions
----------------------
  During 1998, the PSCW approved an increase in the amount the Company may invest in nonutility businesses. The new investment limitation permits nonutility investments to constitute up to 60% of the Company's total capitalization. The PSCW also found that the utility does not have to be WICOR's predominant business. The PSCW conditioned the change on the utility maintaining at least a single A bond rating and its continued compliance with the customer service and safety standards included in the PARM order. Failure to comply with these conditions could trigger a reopening of the investment limitation. Under the new investment limitation, the amount available for future nonutility investments at December 31, 1999, was $346.5 million.

  The PSCW has established a 13-month average equity ratio range of 43% to 50% for Wisconsin Gas and also requires Wisconsin Gas to request PSCW approval prior to the payment of dividends on its common stock to the Company if the payment would reduce its common equity (net assets) below 43% of total capitalization (including short-term debt). Under this requirement, $38.3 million of Wisconsin Gas's net assets at December 31, 1999, plus future earnings, were available for such dividends without PSCW approval. In addition, the PSCW must also approve any dividends in excess of $16 million for any 12-month period beginning November 1 if such dividends would reduce Wisconsin Gas's 13-month average equity below 48.43% of its total capitalization. Wisconsin Gas paid $6.5 million in dividends in November 1999 and expects to pay $26.0 million in dividends for the 12 months ending October 2000. At December 31, 1999, Wisconsin Gas's equity ratio was 52.3%.

  Combined restricted common equity of the Company's subsidiaries totaled $282.3 million under the most restrictive provisions as of December 31, 1999; accordingly, $151.1 million of consolidated retained earnings is available for payment of dividends.


Note 8    Commitments and Contingencies
---------------------------------------
A Gas Supply. Wisconsin Gas has agreements for firm pipeline and storage capacity that expire at various dates through 2008. The aggregate amount of required payments under such agreements totals approximately $389.0 million, with annual required payments of $98.4 million in 2000, $93.7 million in 2001, $86.9 million in 2002, $71.6 million in 2003 and $9.6 million in 2004. Wisconsin Gas's total payments for firm pipeline and storage capacity prior to recovery from sales of excess capacity were $108.4 million in 1999, $113.9 million in 1998 and $126.6 million in 1997. The purchased gas adjustment provisions of Wisconsin Gas's rate schedules permit the recovery of gas costs from its customers subject to the GCIM sharing mechanism.

  The FERC has allowed ANR Pipeline Company (ANR) to recover capacity and "above market" supply costs associated with quantities purchased from Dakota Gasification Company (Dakota) under a long-term contract expiring in year 2009. Consistent with guidelines set forth in Order No. 636, ANR has allocated 90% of Dakota costs to firm transportation service. Based on its contracted quantities with ANR, Wisconsin Gas is currently paying approximately $100,000 per month of Dakota costs. Transition costs billed to Wisconsin Gas are being recovered from customers under the purchased gas provisions within its rate schedules.

B Capital Expenditures. Certain commitments have been made in connection with 2000 capital expenditures. The Energy Group's capital expenditures for 2000 are estimated at $51.4 million. The Manufacturing Group's capital expenditures for 2000 are estimated at $24.2 million.

  During 1999, the Company announced its participation in the formation of a joint venture to construct the Guardian interstate natural gas pipeline from the Chicago market hub near Joliet, Illinois to southeastern
Wisconsin. Subsidiaries of CMS Energy, a Dearborn, Michigan based international energy company, and Northern States Power Company, a Minneapolis based diversified energy company, are the sponsors of the project with WICOR. The three partners will have equal ownership interests in the project.

  The total cost of the project, which requires FERC approval, is approximately $230 million. The joint venture intends to finance this project using $75 million of capital contributions from the three co-owners and issuing long-term debt for the balance of construction costs. The pipeline is scheduled to be in service by November 1, 2002. Wisconsin Gas has committed to purchase 650,000 Dekatherms per day of capacity on the pipeline and will construct a 35-mile lateral at a cost of approximately $54 million to connect its distribution system to the Guardian Pipeline. The Company expects to finance this lateral project using long-term debt.

  The Guardian Pipeline, if approved by FERC and placed in service, is expected to increase the availability and reliability of gas transportation service in Northern Illinois and southeastern Wisconsin as well as introduce or increase competition among pipelines serving the area.

C Environmental Matters. Wisconsin Gas has identified two previously owned sites on which it operated manufactured gas plants. Such plants ceased operations prior to the mid-1950's. Environmental remediation work for one of the sites was completed during the third quarter of 1999.
Wisconsin Gas is evaluating potential remedial options at the second site. Wisconsin Gas has established a reserve of approximately $2.1 million at December 31, 1999, to cover the remediation and maintenance costs of the remaining site.

  The Company's manufacturing subsidiaries are involved in various environmental matters, including matters in which the subsidiaries or alleged predecessors have been named as potentially responsible parties under the Comprehensive Environmental Response Compensation and Liability Act (CERCLA). The Company has established reserves for all environmental contingencies of which management is currently aware in accordance with generally accepted accounting principles.

  The Company periodically reviews its reserves for such remediation costs as evidence becomes available indicating that its remediation liability has changed. Based on the foregoing and given current information, management believes that future costs in excess of the amounts accrued on all presently known and quantifiable environmental contingencies will not be material to the Company's financial position or results of operations.

D Other. The Company is party to various legal proceedings arising in the ordinary course of business which are not expected to have a material effect on the Company's financial position or results of operations.


Note 9    Common Stock and Other Paid-in Capital
------------------------------------------------
  The Company's articles of incorporation authorize 120,000,000 shares of common stock of which 37,819,408 shares and 37,359,413 shares were outstanding at December 31, 1999 and 1998, respectively. Common stock totaling 7,521,747 shares is reserved for issuance under the Company's dividend reinvestment, stock option and incentive savings plans. In addition 22,670,578 shares are reserved pursuant to the Company's shareholder rights agreement, as amended. WICOR has waived its rights under the plan as it relates to the proposed Merger with Wisconsin Energy.

  Under the terms of the shareholder rights agreement, each outstanding share of common stock has attributed thereto one common share purchase right.
Under certain circumstances, each right entitles the shareholder to purchase one-half of one common share at an exercise price of $75 per full share (equivalent to $37.50 for each one-half share), subject to adjustment. The rights are not exercisable until 10 business days after a person or group announces a tender offer or exchange offer which would result in their acquiring ownership of 20% or more of the Company's outstanding common stock, or after a person or group acquires at least
20% of the Company's outstanding common shares. Under certain circumstances, including the existence of a 20% acquiring party, each holder of a right, other than the acquiring party, will have the right to purchase at the exercise price WICOR common stock having a value of two times the exercise price. If, after 20% or more of the outstanding shares of WICOR common stock is acquired by a person or group and the Company is then acquired by that person or group, rights holders would be entitled to purchase shares of common stock of the acquiring person or group having a market value of two times the exercise price of the rights. The WICOR board of directors is authorized to reduce the 20% threshold, referred to above, to not less than 10%. The rights do not have any voting rights and may be redeemed at a price of $0.001 per right. The rights expire on August 29, 2009, subject to extension.


Note 10    Benefit Plans
------------------------
A Pension and other Postretirement Benefit Plans. The Company provides defined benefit pension and postretirement benefit plans to certain employees. Under the Merger Agreement, the Company's existing pension and other postretirement benefit plans or plans substantially comparable in the aggregate will be maintained for the benefit of Company employees or former employees for at least one year following completion of the Merger.


The following provides a reconciliation of benefit obligations, plan assets and funded status of the plans, at December 31, 1999 and 1998.
[CAPTION]

                                                                OTHER POSTRETIREMENT
                                            PENSION BENEFITS          BENEFITS
                                         ---------------------  ---------------------
THOUSANDS OF DOLLARS                        1999       1998        1999       1998
                                         ---------- ----------  ---------- ----------
Change in benefit obligation
Benefit obligation at January 1          $ 198,629  $ 181,018   $  78,300  $ 105,863
Service cost                                 4,302      4,014         601      1,176
Interest cost                               12,676     12,782       4,474      5,822
Amendments and settlements                     124       (943)     (5,491)   (14,382)
Actuarial (gain) loss                      (26,504)    15,733      (9,677)   (15,913)
Benefits paid                              (16,674)   (13,975)     (3,876)    (4,266)
                                         ---------- ----------  ---------- ----------
Benefit obligation at December 31          172,553    198,629      64,331     78,300
                                         ---------- ----------  ---------- ----------
Change in plan assets
Fair value of plan assets at January 1     275,405    273,871      58,451     54,958
Actual return on plan assets                49,501     14,804       8,994      2,732
Employer contributions                           -          -       1,919      3,948
Benefits paid from plan assets             (15,905)   (13,270)     (2,118)    (3,187)
                                         ---------- ----------  ---------- ----------
Fair value of plan
  assets at December 31                    309,001    275,405      67,246     58,451
                                         ---------- ----------  ---------- ----------

Funded status of the plans                 136,448     76,776       2,915    (19,849)
Unrecognized net actuarial (gain)          (80,054)   (26,734)    (28,203)   (16,223)
Unrecognized prior service
  cost (benefit)                             2,531      2,762     (29,752)   (26,474)
Unrecognized net transition
  (asset) liability                         (7,577)    (9,253)      1,176      1,919
                                         ---------- ----------  ---------- ----------
Net amount recognized                    $  51,348  $  43,551   $ (53,864) $ (60,627)
                                         ========== ==========  ========== ==========
Amounts recognized in the
    Consolidated Balance Sheets
Prepaid benefit cost                     $  58,833  $  50,011   $       -  $       -
Accrued benefit liability                   (7,485)    (6,460)    (53,864)   (60,627)
Additional minimum liability                (2,395)    (3,474)          -          -
Accumulated other comprehensive income       2,395      3,474           -          -
                                         ---------- ----------  ---------- ----------
Net amount recognized                    $  51,348  $  43,551   $ (53,864) $ (60,627)
                                         ========== ==========  ========== ==========
Assumptions as of December 31
Discount rate (weighted average)              7.50%      6.50%       7.50%      6.50%
Expected return on plan assets                9.00%      9.00%       9.00%      9.00%
Rate of compensation increase                 4.50%      4.50%       4.50%      4.50%


Net pension (income) costs and other postretirement benefit costs for each of the years ended December 31, include the following components:

                                                              OTHER POSTRETIREMENT
                                    PENSION BENEFITS                BENEFITS
                               --------------------------  --------------------------
THOUSANDS OF DOLLARS             1999     1998     1997      1999     1998     1997
                               -------- -------- --------  -------- -------- --------
Service costs                  $ 4,304  $ 4,014  $ 4,042   $   601  $ 1,176  $ 2,102
Interest costs on projected
  benefit obligations           12,678   12,782   12,742     4,474    5,822    6,731
Expected (return) on assets    (22,625) (21,443) (19,884)   (5,246)  (5,168)  (4,053)
Amortization of:
  Transition obligation (asset) (1,694)  (1,693)  (1,693)        -        -        -
  Prior service cost (gain)        251      195      389    (2,212)  (1,384)    (957)
  Actuarial loss (gain)            107      (40)    (352)   (1,278)  (1,143)    (719)
                               -------- -------- --------  -------- -------- --------
                                (6,979)  (6,185)  (4,756)   (3,661)    (697)   3,104
Amortization of regulatory
  (liability) asset             (2,851)  (2,851)  (2,851)    2,778    2,778    2,778
                               -------- -------- --------  -------- -------- --------
Net benefit (income) expense   $(9,830) $(9,036) $(7,607)  $  (883) $ 2,081  $ 5,882
                               ======== ======== ========  ======== ======== ========

Pension plans
-------------
Employer contributions and funding policies are consistent with funding requirements of Federal law and regulations. Commencing November 1, 1992, Wisconsin Gas pension costs or credits have been calculated in accordance with SFAS 87 and are recoverable from customers. Prior to this date, pension costs were recoverable in rates as funded. The cumulative difference between the amounts funded and the amounts based on SFAS 87 through November 1, 1992, is recorded as a regulatory liability and is being amortized as a reduction of pension expense over an eight-year period effective November 1, 1994.

Postretirement health care and life insurance
---------------------------------------------
In addition to providing pension benefits, the Company provides certain health care and life insurance benefits for retired employees when they reach normal retirement age while working for the Company. Wisconsin Gas funds the accrual annually based on the maximum tax deductible amount. Commencing January 1, 1992, Wisconsin Gas postretirement benefit costs have been calculated in accordance with SFAS 106 and are recoverable from customers. The cumulative difference between the amounts funded and the amounts based on SFAS 106 through January 1, 1992, is recorded as a regulatory asset and is being amortized over a twenty-year period effective January 1, 1992.

The postretirement benefit cost components for 1999 were calculated assuming health care cost trend rates ranging up to 10% for 2000 and decreasing to 5% in 2004. An increase of one percentage point in the assumed health care cost trend rate in each year would increase the accumulated postretirement benefit obligation as of December 31, 1999, by $3.0 million and the aggregate of the service and interest cost components of postretirement expense by $0.2 million. A corresponding decrease of one percentage point would decrease the accumulated postretirement benefit obligation by $1.8 million and the aggregate of the service and interest cost components of postretirement expense by $0.2 million.

  Plan assets are primarily invested in equities and fixed income securities.

B Retirement Savings Plans. Certain of the Company's operating subsidiaries maintain various employee savings plans, which provide employees a mechanism to contribute amounts up to 16% of their compensation for the year. Company matching contributions may be made for up to 5% of eligible compensation including 1% for the Employee Stock Ownership Plan
(ESOP). Total contributions were valued at $2.3 million in 1999, $1.9 million in 1998 and $1.8 million in 1997.

C Employee Stock Ownership Plan. In November 1991, WICOR established an ESOP covering non-union employees of Wisconsin Gas. The ESOP funds employee benefits of up to 1% of compensation with Company common stock distributed through the ESOP. The ESOP used the proceeds from a $10 million, adjustable rate loan (6.5% interest rate at December 31, 1999), guaranteed by WICOR, to purchase 862,532 shares of WICOR common stock. The Company has extended the adjustable rate loan, with similar terms, until May 31, 2002. The unpaid balance ($2.0 million) is shown as long-term debt with a like amount of unearned compensation reported as a reduction of common equity on the Company's balance sheet.

  The ESOP trustee is repaying the loan with dividends on shares of the Company's common stock held in the ESOP and with Wisconsin Gas contributions to the ESOP. As of December 31, 1999, the value of the unallocated shares of stock exceeded the loan balance by $3.6 million.

  On November 22, 1999 Wisconsin Gas Company filed a request for determination with respect to termination of the ESOP as called for in the Merger Agreement. The WICOR common stock held by the plan will be exchanged for cash or shares of Wisconsin Energy common stock, or both, on the same terms as for other WICOR shareholders. The cash or Wisconsin Energy common stock received by the plan will then be distributed to the participants of the plan.

D Stock Option Plans and Restricted Stock. The Company has a total of 145 employees participating in one or more of its common stock option plans. All options were granted at prices not less than the fair market value on the date of grant and expire no later than eleven years from the date of grant.


  Under the Merger Agreement, at the effective time of the Merger, each outstanding option to purchase shares of WICOR common stock and each outstanding WICOR equity-based award or account will be assumed by Wisconsin Energy and converted into an award or account of Wisconsin Energy or an option to purchase shares of Wisconsin Energy common stock on terms adjusted to reflect the terms of the Merger. However, all options granted on or before June 27, 1999 (the date of the Merger Agreement), will automatically become fully vested when the Merger becomes effective.

[CAPTION]

                                 1999                1998                1997
                          ------------------- ------------------- -------------------
                                     WTD AVG             WTD AVG             WTD AVG
THOUSANDS OF DOLLARS        SHARES    PRICE     SHARES    PRICE     SHARES    PRICE
                          ---------- -------- ---------- -------- ---------- --------
Outstanding at January 1  2,561,563  $ 17.70  1,959,716  $ 15.22  1,560,298  $ 13.38
  Granted                   537,800  $ 19.47    744,200  $ 23.61    538,400  $ 19.75
  Exercised                (440,727) $ 13.62   (120,749) $ 13.23   (137,382) $ 12.11
  Canceled                  (57,442) $ 20.89    (21,604) $ 21.13     (1,600) $ 15.66
                          ----------          ----------          ----------
Outstanding at 12/31      2,601,194  $ 18.69  2,561,563  $ 17.70  1,959,716  $ 15.22
                          ==========          ==========          ==========

Exercisable at 12/31      1,486,292  $ 16.73  1,423,174  $ 14.30  1,246,550  $ 13.54
                          ==========          ==========          ==========
Available for future
  grant at year-end       1,019,926           1,437,984             347,980
                          ==========          ==========          ==========

  The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock option plans. The Black-Scholes option-pricing model was used with the following assumptions for 1999, 1998 and 1997, respectively: dividend yields of 4.5%, 3.6% and 4.8%, risk-free interest rates of 4.7%, 5.3% and 5.1%, expected volatility of 19.3%, 15.1% and 15.9%, and an expected option life of 5.64 years for all periods. The weighted average fair value of options granted in 1999, 1998 and 1997 was $2.79, $3.59 and $4.22 per share, respectively. Had compensation cost for the Company's 1999, 1998 and 1997 grants for stock-based compensation plans been determined consistent with SFAS 123 "Accounting for Stock Based Compensation", the Company's net income and diluted earnings per common share would have been reduced to the pro forma amounts indicated below:

                                            1999        1998        1997
                                         ----------  ----------  ----------
Net earnings:
  As reported                            $  53,833   $  45,495   $  49,523
  Pro forma                              $  52,750   $  44,594   $  49,167
Diluted earnings per common share
  As reported                            $    1.42   $    1.21   $    1.33
  Pro forma                              $    1.39   $    1.19   $    1.32

  Under the Company's 1994 Long-Term Performance Plan (1994 Plan), awards covering up to 3,490,000 shares of common stock may be granted to certain key employees as compensation. The types of awards that may be granted under the 1994 Plan include incentive stock options, nonqualified stock options, stock appreciation rights and restricted stock.

  Awards of restricted stock subject to performance vesting criteria have been granted under the 1994 Plan. These awards will vest only if the Company achieves certain financial goals over a three-year performance period beginning in the year of grant. Recipients of restricted stock awards are not required to provide consideration to the Company other than rendering service and have the right to vote the shares and the right to receive dividends thereon. Restricted shares that are forfeited revert to the Company at no cost.

  As of December 31, 1999, a total of 154,449 restricted shares were issued but not yet vested. Initially, the total market value of the shares is treated as unearned compensation and is charged to expense over the vesting periods. For both restricted stock and performance option shares, adjustments are made to expense for changes in market value and progress towards achievement of financial goals. All options granted on or before June 27, 1999 (the date of the Merger Agreement), will automatically become fully vested when the Merger becomes effective and the restrictions applicable to awards of restricted stock made on or before June 27, 1999, will terminate. The unrestricted stock will be converted into cash, shares of WEC common stock, or both, in the Merger.


Note 11    QUARTERLY FINANCIAL DATA (UNAUDITED)
-----------------------------------------------
  Because seasonal factors significantly affect the Company's operations (particularly at Wisconsin Gas), the following data may not be comparable between quarters:

[CAPTION]

IN THOUSANDS, EXCEPT PER SHARE AMOUNTS

                                                      QUARTERS:
                                     ---------------------------------------------
                                       First       Second      Third       Fourth
                                     ----------  ----------  ----------  ----------
1999
----
Operating revenues                   $ 304,241   $ 225,332   $ 196,956   $ 283,584
Operating income                     $  50,092   $  15,178   $   5,961   $  34,723
Earnings available for
    common stock                     $  28,866   $   5,992   $     642   $  18,333
Basic earnings per common share      $    0.77   $    0.16   $    0.02   $    0.49
Diluted earnings per common share    $    0.77   $    0.16   $    0.02   $    0.48

1998
----
Operating revenues                   $ 303,327   $ 219,879   $ 172,746   $ 248,231
Operating income                     $  42,985   $  13,904   $     797   $  26,897
Earnings (loss) available
    for common stock                 $  24,963   $   6,024   $  (1,211)  $  15,719
Basic earnings (loss) per
    common share                     $    0.67   $    0.16   $   (0.03)  $    0.42
Diluted earnings (loss)
    per common share                 $    0.66   $    0.16   $   (0.03)  $    0.42

  Quarterly earnings per share may not total to the amounts reported for the year since the computation is based on weighted average common shares outstanding during each quarter.


Note 12    Fair Value of Financial Instruments
----------------------------------------------
  The carrying value of cash and cash equivalents, accounts receivable and short-term borrowings approximates fair value due to the short-term maturities of these instruments.

  The fair value of the Company's long-term debt is estimated based on the market prices of quoted market prices of U.S. Treasury issues having a similar term to maturity, adjusted for the Company's bond rating and present value of future cash flows.

  Because Wisconsin Gas operates in a regulated environment, shareholders probably would not be affected by realization of gains or losses on extinguishment of its outstanding fixed-rate debt. Realized gains would be refunded to and losses would be recovered from customers through gas rates. Likewise, any gains or losses on gas commodity instruments used by Wisconsin Gas are refunded to or recovered from customers under the GCIM.


  The estimated fair value of WICOR's financial instruments at December 31, is as follows:

                                       1999                     1998
                            ------------------------  ------------------------
                              CARRYING      FAIR        CARRYING      FAIR
THOUSANDS OF DOLLARS           AMOUNT       VALUE        AMOUNT       VALUE
                            ------------ -----------  ------------ -----------
Cash and cash equivalents   $    12,859  $   12,859   $    13,383  $   13,383
Accounts receivable         $   152,127  $  152,127   $   137,321  $  137,321
Short-term debt             $   116,602  $  116,602   $   107,653  $  107,633
Long-term debt              $   205,444  $  196,098   $   188,470  $  192,412


Note 13    Business Segment Information
---------------------------------------
  The Company is a diversified holding company with two principal business segments: an Energy Group responsible for natural gas distribution and related services, and a Manufacturing Group responsible for the manufacture of pumps and processing equipment used to pump, control, transfer, hold and filter water and other fluids.

  The Company's reportable segments are managed separately because each business requires different technology and marketing strategies. The accounting policies of the reportable segments are the same as those described in Note 1 of Notes to the Consolidated Financial Statements. The Company evaluates the performance of its operating segments based on income from continuing operations. Intersegment sales and transfers are not significant.

  Information regarding products and services and geographic areas are not presented as they are not included in measures that are reviewed by the Company.

  Summarized financial information concerning the Company's reportable segments is shown in the following table. The other category includes the results of the parent company only and non-regulated energy operations involved in energy and risk management services, automated meter reading and other related services. Other Energy net earnings in 1999 include $3.3 million of merger related costs.



[CAPTION]

                                          ENERGY
                           ---------------------------------
THOUSANDS OF DOLLARS        REGULATED    OTHER      TOTAL     MANUFACTURING  CONSOLIDATED
                           ----------- --------- -----------  -------------  ------------
1999
----
Revenues                   $  439,477  $ 59,616  $  499,093   $    511,020   $ 1,010,113
Depreciation
  and amortization         $   42,291  $    110  $   42,401   $     15,281   $    57,682
Net earnings (loss)        $   26,434  $ (2,240) $   24,194   $     29,639   $    53,833
Total assets               $  672,225  $ 16,451  $  688,676   $    401,247   $ 1,089,923
Capital expenditures       $   42,970  $    196  $   43,166   $     11,563   $    54,729

1998
----
Revenues                   $  428,562  $ 52,927  $  481,489   $    462,694   $   944,183
Depreciation
  and amortization         $   40,336  $    134  $   40,470   $     14,061   $    54,531
Net earnings (loss)        $   22,668  $ (1,012) $   21,656   $     23,839   $    45,495
Total assets               $  651,492  $ 14,284  $  665,776   $    349,420   $ 1,015,196
Capital expenditures       $   34,995  $    170  $   35,165   $     14,114   $    49,279

1997
----
Revenues                   $  536,720  $ 59,542  $  596,262   $    424,779   $ 1,021,041
Depreciation
  and amortization         $   39,820  $    139  $   39,959   $     13,781   $    53,740
Net earnings               $   29,335  $    108  $   29,443   $     20,080   $    49,523
Total assets               $  683,888  $ 13,780  $  697,668   $    333,664   $ 1,031,332
Capital expenditures       $   35,017  $    131  $   35,148   $     16,424   $    51,572

